OMEGA GERAÇÃO S.A.

Publicly-Listed Company

CNPJ No. 09.149.503/0001-06

NIRE 31.300.093.10-7 | CVM Code No. 02342-6

NOTICE TO SHAREHOLDERS

RIGHT OF WITHDRAWAL

Communication about the end of the term for exercising the right of withdrawal

Belo Horizonte, Brazil – December 6, 2021 - OMEGA GERAÇÃO S.A. (the "Company" or "Omega Geração" – Novo Mercado Ticker: OMGE3), in compliance with Clause 8.2 of the "Private Instrument of Protocol and Justification for the Merger of Shares of Omega Geração S.A. by Omega Energia S.A." ("Protocol and Justification"), which contains the terms and conditions of the Merger of Shares of Omega Geração by Omega Energia S.A. ("Omega Energia" and "Merger of Shares") and in continuation to the notice to shareholders disclosed by the Company on November 1, 2021, hereby publicly informs its shareholders and the market in general that, on this date, the period of 30 days counted from the publication of the minutes of the Extraordinary Shareholders Meeting of Omega Geração held on October 28, 2021 ("ESM") for the shareholders dissenting from the resolution on the accomplishment of the Merger of Shares to inform the exercise of their right of withdrawal has ended ("Dissenting Shareholders") and that there were no Dissenting Shareholders during the aforementioned period.

Belo Horizonte, December 6, 2021.

Andrea Sztajn

Chief Financial and Investor Relations Officer